Cypress Bioscience, Inc. Announces Third Quarter 2008 Results

SAN DIEGO, CA -- 11/10/2008 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the third quarter of 2008. For the quarter ended September 30, 2008, the Company reported a net loss of approximately $4.1 million or $0.11 per share basic and diluted compared to a net loss of approximately $0.6 million or $0.02 per share basic and diluted for the corresponding period in 2007. At September 30, 2008, the Company had cash, cash equivalents and investments totaling $149.8 million.

The Company reported revenues of $1.0 million and $16.2 million for the quarter and nine months ended September 30, 2008, respectively, compared to $1.0 million and $7.9 million for the quarter and nine months ended September 30, 2007, respectively. The increase in revenues during the nine months ended September 30, 2008 is due to a $10.0 million milestone payment received from Forest Laboratories in February 2008 upon acceptance by the Food and Drug Administration of our New Drug Application, or NDA, for milnacipran and a $3.2 million payment received from Forest Laboratories also upon NDA acceptance in February 2008 as reimbursement for one-third of the costs paid in connection with the second Phase III trial for milnacipran. This increase in revenues during 2008 was partially offset by the receipt of a $5.0 million milestone payment received from Forest Laboratories in June 2007 as a consequence of the results of our second Phase III trial for milnacipran. The revenues recognized during 2008 and 2007 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million over a period of eight years, an additional $1.0 million license payment received from Forest Laboratories in July 2007 to extend the territory to include Canada recognized over the remainder of the eight year amortization period, sponsored development reimbursements, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran, a $10.0 million milestone payment and $3.2 million payment for reimbursement of certain costs that were received from Forest Laboratories during the first quarter of 2008 and a $5.0 million milestone payment received from Forest Laboratories during the second quarter of 2007.

Total operating expenses for the quarter and nine months ended September 30, 2008 were $6.1 million and $31.1 million, respectively, compared to $3.9 million and $12.5 million for the quarter and nine months ended September 30, 2007, respectively. The increase in operating expenses for the quarter ended September 30, 2008 was primarily due to costs incurred during the third quarter of 2008 in connection with our proof of concept studies for new compounds, development costs incurred during the third quarter of 2008 in connection with validation activities for our personalized medicine services, marketing expenses and recruitment costs for the hiring of our sales force incurred during the third quarter of 2008 in connection with the launch of our personalized medicine services, higher legal fees incurred during the third quarter of 2008 due to increased patent filing activity and increased share-based compensation expense related to options granted in 2008. The increase in operating expenses for the nine months ended September 30, 2008 was primarily due to a charge in the amount of $12.6 million for in-process research and development in connection with the acquisition of Proprius in March 2008. Also contributing to the increase in operating expenses for the nine months ended September 30, 2008 was a $1.0 million milestone payment and $0.5 million sublicense fee owed to Pierre Fabre upon NDA acceptance in connection with our collaboration agreement with Forest Laboratories and one-time costs owed to Forest Laboratories as agreed upon in the amendment to our agreement with Forest Laboratories, as well as the reasons contributing to the increase in operating expenses for the three months ended September 30, 2008 as described above.

About Cypress Bioscience, Inc.

Cypress Bioscience, Inc. develops therapeutics and personalized medicine services, to facilitate improved and individualized patient care. Cypress' goal is to address the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the potential approval of milnacipran to treat fibromyalgia syndrome, the expected benefits of the personalized medicine services, and the expected competitive and commercial advantages of offering these services to rheumatologists. Actual results could vary materially from those described as a result of a number of factors, including the risk that there may not be FDA approval of milnacipran and even if approved, that the FDA delay may be longer than expected, risks involved with Cypress' ability to successfully build a sales force and execute its marketing strategy, risks around market acceptance of our personalized medicine services and whether they will facilitate improved diagnostic, prognostic and therapeutic decision making for Rheumatologists, risks involved with the development and commercialization of Cypress' product candidates and personalized medicine services, and other risks and uncertainties described in Cypress' most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                         CYPRESS BIOSCIENCE, INC.

                  Condensed Consolidated Financial Data
                   (In thousands except per share data)

Statement of Operations Data:

                                   Quarter ended        Nine months ended
                                    September 30,         September 30,
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ----------
                               (unaudited)           (unaudited)
Revenues under collaborative
 agreement                      $     979  $     971  $  16,210  $    7,881

Operating expenses:
   Research and development         2,035      1,642      7,715       4,828
   Selling, general and
    administrative                  4,075      2,238     10,778       7,678
   In-process research and
    development                         -          -     12,590           -
                                ---------  ---------  ---------  ----------
Total operating expenses            6,110      3,880     31,083      12,506
                                ---------  ---------  ---------  ----------

Interest income                     1,019      2,276      3,889       5,110
                                ---------  ---------  ---------  ----------

Net income (loss)               $  (4,112) $    (633) $ (10,984) $      485
                                =========  =========  =========  ==========

Net income (loss) per share -
 basic                          $   (0.11) $   (0.02) $   (0.29) $     0.01
                                =========  =========  =========  ==========

Shares used in computing net
 income (loss) per share -
 basic                             37,883     37,361     37,684      34,465
                                =========  =========  =========  ==========

Net income (loss) per share -
 diluted                        $   (0.11) $   (0.02) $   (0.29) $     0.01
                                =========  =========  =========  ==========

Shares used in computing net
 income (loss) per share -
 diluted                           37,883     37,361     37,684      35,846
                                =========  =========  =========  ==========

Balance Sheet Data:

                                                September 30, December 31,
                                                    2008          2007
                                                ------------- -------------
                                                 (unaudited)
Assets
   Cash, cash equivalents and short-term
    investments                                 $     149,759 $     181,807
   Other current assets                                 1,215           794
   Goodwill                                            26,466             -
   Other non-current assets                               452            99
                                                ------------- -------------
      Total assets                              $     177,892 $     182,700
                                                ============= =============

Liabilities and Stockholders' Equity
   Current liabilities                          $       5,726 $       4,625
   Long-term liabilities                                7,556        10,060
   Stockholders' equity                               164,610       168,015
                                                ------------- -------------
      Total liabilities and stockholders'
       equity                                   $     177,892 $     182,700
                                                ============= =============

CONTACT:
Michael Hufford
VP Corporate Development
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323